Exhibit 23(a)(13)
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
FOR
SELECTED SPECIAL SHARES, INC
     Selected Special Shares, Inc., a Maryland corporation (hereinafter called the “Corporation”), having its principal office in Tucson, Arizona hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
     FIRST: The Articles of Incorporation of the Corporation are hereby amended as follows:
Article SECOND of the Articles of Incorporation of the Corporation is hereby amended to change the name of the Corporation as follows:

Old Corporation Name	New Corporation Name
Selected Special Shares, Inc.	Selected International Fund, Inc.
     SECOND: The name of the Corporation has been amended by the Board of Directors of the Corporation in accordance with and pursuant to Article SIXTEENTH Amendments, of the Articles of Incorporation of the Corporation and section 2-602(b)(1) of the Maryland General Corporation Law.
     THIRD: The Corporation is registered as an open-end investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.
     FOURTH: The Board of Directors duly adopted a resolution changing the name of the Corporation from Selected Special Shares, Inc. to Selected International Fund, Inc., as aforementioned, on January 28, 2011.
     FIFTH: The effective date of these Articles of Amendment is May 1, 2011.

     IN WITNESS WHEREOF, Davis Series, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary this 28th day of January, 2011.
SELECTED INTERNATIONAL FUND, INC.
(formerly “SELECTED SPECIAL SHARES, INC.)

/s/
Sharra Haynes, Vice President

ATTEST:

/s/

Thomas Tays
Secretary

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